Exhibit 10.2

Pacific Ethanol, Inc.

SECOND AMENDMENT TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

for

NEIL M. KOEHLER

This Second Amendment (“Second Amendment”) to that certain Amended and Restated Employment Agreement (“Agreement”) by and between Neil M. Koehler (“Employee”) and Pacific Ethanol, Inc. (the “Company”) (collectively, the “Parties”) is effective as of May 22, 2020.

Whereas, the Parties entered into the Agreement on November 7, 2016, and an Amendment to the Agreement on August 1, 2018 (“First Amendment”), and now desire to further amend the Agreement to document the Parties understand regarding the terms and conditions of Employee’s retirement from the Company.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. Planned Retirement. The Parties have reached agreement on a planned transition of executive management of the Company leading to Employee’s retirement. In furtherance of that plan, the Parties have agreed upon the modifications to the Employment Agreement provided for below.

2. Amendments.

2.1 Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.1 Position. Subject to terms and conditions set forth herein, the Company agrees to employ Employee in the positions of Co-Chief Executive Officer and Co-President and Employee hereby accepts such employment. During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company.”

2.2 Section 5.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“5.1 At-Will Relationship. Employee’s employment relationship is at will. Either Employee or the Company may terminate the employment relationship at any time, with or without Cause or advance notice; provided, however, that Employee will submit his resignation effective on September 30, 2020.”

2.3 Section 5.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“5.2 Termination without Cause; Resignation for Good Reason. If, at any time, the Company terminates Employee’s employment without Cause (as defined herein), or Employee resigns with Good Reason (as defined herein), and, within sixty (60) days after the Employee’s Separation Date (as defined below), Employee executes and delivers the Separation Date Release of all claims set forth as Exhibit B hereto and allows such release to become effective without revoking same, then the Company will provide Employee with the following severance benefits:

(a) Cash Severance.

(i) Qualifying Termination. In the event the Company terminates Employee’s employment without Cause, or Employee resigns with Good Reason, the Company shall pay Employee cash severance in an amount equal to (i) eighteen (18) months of Employee’s Base Salary in effect on the date hereof, less (ii) the sum of Employee’s Base Salary paid from the date hereof until the Employee’s last day of employment (the “Separation Date”).

(ii) Payment. The cash severance shall be paid in substantially equal installments on the Company’s regular payroll schedule (subject to standard deductions and withholdings) over the applicable period following the Separation Date, commencing on the latter to occur of the Separation Date or the effective date of the Separation Date Release.

(b) Continued Health Insurance Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s then current group health insurance policies, Employee may be eligible to continue Employee’s then-current group health insurance benefits after termination of Employment. If eligible and if Employee timely elects continued health insurance coverage, in the event the Company terminates Employee’s employment without Cause, or Employee resigns with Good Reason, then the Company shall pay, on a monthly basis, the Company’s portion of any premiums necessary to provide such coverage for a period of eighteen (18) months after the Employee’s Separation Date; provided, however, that no such premium payments shall be made following the effective date of Employee’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Employee shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer. Notwithstanding the foregoing, Employee’s receipt of any amounts under this subsection are contingent upon the release of claims described in Section 5.2, so Employee may pay such amounts during this period and the Company will reimburse such amounts as soon as administratively practicable after the effective date of the release of claims described in Section 5.2 (except as otherwise set forth above) but in no event later than the 15th day of the third month immediately following the end of the calendar year in which Employee’s Separation Date occurs.

(c) Accelerated Vesting. If Employee has been employed by the Company as of the Separation Date for one full year or longer, and the Company terminates Employee’s employment without Cause, or Employee resigns with Good Reason, then the Company will accelerate the vesting of any equity awards granted to Employee prior to Employee’s Separation Date such that one hundred percent (100%) of all shares or options subject to such awards which are unvested as of the Employee’s Separation Date shall be accelerated and deemed fully vested as of the effective date of the release of claims described in Section 5.2 (except as otherwise set forth above).”

2.4 The last sentence of Section 5.8(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Provided, however, that in the event that an event described in subparagraph (iii) or (iv) above is reasonably capable of being cured, the Company shall provide written notice to the Employee describing the nature of such event and Employee shall thereafter have three (3) business days to cure such event.”

2.5 The following sentence shall be added to the end of the definition of “Good Reason” in Section 5.8(b) of the Agreement:

“Notwithstanding anything in this Agreement to the contrary, Employee’s resignation in accordance with the last sentence of Section 5.1 shall be deemed a resignation with Good Reason (without any requirement that Employee give advance notice), and such resignation shall have the economic and legal consequences of a resignation with Good Reason under this Agreement, as amended.”

2.6 Section 5.8(c) of the Agreement, the definition of “Change in Control,” is hereby deleted in its entirety.

3. General Provisions.

3.1 No Other Amendments. Except as otherwise provided in this Second Amendment, no other amendments to the Agreement (including the Exhibits thereto), as amended by the First Amendment, are hereby made or intended, and the Agreement, as amended hereby, remains in full force and effect and legally binding on the Parties. This Second Amendment may be executed in counterparts, including facsimile counterparts.

3.2 Choice of Law. All questions concerning the construction, validity and interpretation of this Second Amendment will be governed by the laws of the State of California.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Second Amendment.

Pacific Ethanol, Inc.

By:	/s/ Ed Baker
Ed Baker
Vice President, Human Resources

Understood and Agreed:

Employee

/s/ Neil M. Koehler
Neil M. Koehler

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